Exhibit 99.7

Item 8. Financial Statements and Supplementary Data

Report Of Management On Media General, Inc.’s Internal Control Over Financial Reporting

Management of Media General, Inc., (the Company) has assessed the Company’s internal control over financial reporting as of December 28, 2008, based on criteria for effective internal control over financial reporting described in “Internal Control – Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management believes that as of December 28, 2008, the Company’s system of internal control over financial reporting was properly designed and operating effectively based upon the specified criteria.

Management of the Company is responsible for establishing and maintaining adequate internal control over financial reporting. The Company’s internal control over financial reporting is comprised of policies, procedures and reports designed to provide reasonable assurance, to the Company’s management and board of directors, that the financial reporting and the preparation of financial statements for external purposes has been handled in accordance with accounting principles generally accepted in the United States. Internal control over financial reporting includes those policies and procedures that (1) govern records to accurately and fairly reflect the transactions and dispositions of assets of the Company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and (3) provide reasonable safeguards against or timely detection of material unauthorized acquisition, use or disposition of the Company’s assets.

Internal controls over financial reporting may not prevent or detect all misstatements. Additionally, projections as to the effectiveness of controls to future periods are subject to the risk that controls may not continue to operate at their current effectiveness levels due to changes in personnel or in the Company’s operating environment.

January 28, 2009

Marshall N. Morton	John A. Schauss	O. Reid Ashe Jr.
President and Chief Executive Officer	Vice President-Finance and Chief Financial Officer	Executive Vice President and Chief Operating Officer

Report of Independent Registered Public Accounting Firm on Internal Control over Financial Reporting

The Board of Directors and Stockholders

Media General, Inc.

We have audited Media General, Inc.’s internal control over financial reporting as of December 28, 2008, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). Media General, Inc.’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Report of Management on Media General, Inc.’s Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, Media General, Inc. maintained, in all material respects, effective internal control over financial reporting as of December 28, 2008, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Media General, Inc., as of December 28, 2008, and December 30, 2007, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three fiscal years in the period ended December 28, 2008, and our report dated January 28, 2009, expressed an unqualified opinion thereon.

January 28, 2009

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Media General, Inc.

We have audited the accompanying consolidated balance sheets of Media General, Inc., as of December 28, 2008, and December 30, 2007, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three fiscal years in the period ended December 28, 2008. Our audits also included the financial statement schedule listed in the accompanying index in Item 8. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Media General, Inc., at December 28, 2008, and December 30, 2007, and the consolidated results of its operations and its cash flows for each of the three fiscal years in the period ended December 28, 2008, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Note 7 to the financial statements, in 2007 the Company changed its method of accounting for uncertain income tax positions to comply with the provisions of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Media General, Inc.’s internal control over financial reporting as of December 28, 2008, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated January 28, 2009, expressed an unqualified opinion thereon.

Richmond, Virginia

January 28, 2009, except with respect to the matters discussed in Note 12, for which the date is January 28, 2010.

Media General, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Fiscal Years Ended
	December 28, 2008	December 30, 2007	December 31, 2006 (53 weeks)

Revenues
Publishing	$436,870	$524,775	$580,883
Broadcasting	322,106	336,479	322,808
Digital media and other	38,399	35,039	25,525

Total revenues	$797,375	$896,293	$929,216

Operating costs:
Employee compensation	380,434	399,157	395,832
Production	193,034	211,426	215,682
Selling, general and administrative	111,549	124,884	115,413
Depreciation and amortization	71,464	72,998	66,163
Goodwill and other asset impairment (Note 3)	908,701	—	—
Gain on insurance recovery	(3,250)	(17,604)	—

Total operating costs	1,661,932	790,861	793,090

Operating income (loss)	(864,557)	105,432	136,126

Other income (expense):
Interest expense	(43,449)	(59,577)	(48,505)
Impairment of and income (loss) on investments	(4,419)	(34,825)	9,898
Other, net	979	1,126	1,022

Total other expense	(46,889)	(93,276)	(37,585)

Income (loss) from continuing operations before income taxes	(911,446)	12,156	98,541
Income tax (benefit) expense	(288,191)	2,921	36,405

Income (loss) from continuing operations	(623,255)	9,235	62,136
Discontinued operations:
Income from discontinued operations (net of income taxes of $1,727 in 2008, $2,207 in 2007 and $3,757 in 2006)	2,701	3,452	5,877
Net gain (loss) related to divestiture of discontinued operations (net of income taxes of $5,846 in 2008, $722 in 2007 and $6,748 in 2006)	(11,300)	(2,000)	11,029

Net income (loss)	$(631,854)	$10,687	$79,042

Earnings (loss) per common share:

Income (loss) from continuing operations	$(28.21)	$0.39	$2.56
Income (loss) from discontinued operations	(0.39)	0.06	0.72

Net income (loss)	$(28.60)	$0.45	$3.28

Earnings (loss) per common share - assuming dilution:

Income (loss) from continuing operations	$(28.21)	$0.39	$2.56
Income (loss) from discontinued operations	(0.39)	0.06	0.72

Net income (loss)	$(28.60)	$0.45	$3.28

Notes to Consolidated Financial Statements begin on page 10.

Media General, Inc.

CONSOLIDATED BALANCE SHEETS

(In thousands, except shares and per share amounts)

ASSETS

	December 28, 2008	December 30, 2007
Current assets:
Cash and cash equivalents	$7,142	$14,214
Accounts receivable (less allowance for doubtful accounts 2008 - $5,961; 2007 - $5,981)	102,174	133,576
Inventories	12,035	6,676
Other	38,849	52,040
Assets of discontinued operations	12,402	107,355

Total current assets	172,602	313,861

Investments in unconsolidated affiliates	—	52,360

Other assets	41,287	65,674

Property, plant and equipment, at cost:
Land	37,736	37,120
Buildings	312,141	299,326
Machinery and equipment	540,999	522,447
Construction in progress	17,229	41,217
Accumulated depreciation	(454,478)	(425,137)

Net property, plant and equipment	453,627	474,973

FCC licenses and other intangibles - net	245,266	646,677

Excess of cost over fair value of net identifiable assets of acquired businesses	421,470	917,521

Total assets	$1,334,252	$2,471,066

Notes to Consolidated Financial Statements begin on page 10.

LIABILITIES AND STOCKHOLDERS’ EQUITY

	December 28, 2008	December 30, 2007
Current liabilities:
Accounts payable	$41,365	$32,654
Accrued expenses and other liabilities	86,291	101,753
Liabilities of discontinued operations	3,053	5,614

Total current liabilities	130,709	140,021

Long-term debt	730,049	897,572

Retirement, post-retirement and post-employment plans	251,175	147,578

Deferred income taxes	—	311,588

Other liabilities and deferred credits	67,092	61,300

Commitments and contingencies (Note 11)

Stockholders’ equity:
Preferred stock ($5 cumulative convertible), par value $5 per share: authorized 5,000,000 shares; none outstanding
Common stock, par value $5 per share:
Class A, authorized 75,000,000 shares; issued 22,250,130 and 22,055,835 shares	111,251	110,279
Class B, authorized 600,000 shares; issued 551,881 and 555,992 shares	2,759	2,780
Additional paid-in capital	21,934	19,713
Accumulated other comprehensive loss:
Unrealized loss on derivative contracts	(17,927)	(8,417)
Pension and postretirement	(170,212)	(68,860)
Retained earnings	207,422	857,512

Total stockholders’ equity	155,227	913,007

Total liabilities and stockholders’ equity	$1,334,252	$2,471,066

Notes to Consolidated Financial Statements begin on page 10.

Media General, Inc.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(In thousands, except shares and per share amounts)

	Class A	Common Stock		Additional Paid-in	Accumulated Other Comprehensive	Retained
	Shares	Class A	Class B	Capital	Income (Loss)	Earnings	Total
Balance at December 25, 2005	23,490,696	$117,453	$2,780	$44,856	$(64,618)	$815,355	$915,826
Net income		—	—	—	—	79,042	79,042
Unrealized loss on equity securities (net of deferred tax benefit of $176)		—	—	—	(309)	—	(309)
Reclassification of loss included in net income (net of deferred tax benefit of $254)		—	—	—	446	—	446
Unrealized loss on derivative contracts (net of deferred tax benefit of $899)		—	—	—	(1,578)	—	(1,578)
Minimum pension liability (net of deferred taxes of $5,359)		—	—	—	10,048	—	10,048

Comprehensive income							87,649
Pension and postretirement adoption (SFAS #158) (net of deferred tax benefit of $31,477)		—	—	—	(55,237)	—	(55,237)
Cash dividends to shareholders ($0.88 per share)		—	—	—	—	(21,180)	(21,180)
Exercise of stock options	55,700	279	—	1,324	—	—	1,603
Stock-based compensation		—	—	8,244	—	—	8,244
Income tax benefits relating to stock-based compensation		—	—	306	—	—	306
Other	10,076	50	—	443	—	(344)	149

Balance at December 31, 2006	23,556,472	117,782	2,780	55,173	(111,248)	872,873	937,360

Net income		—	—	—	—	10,687	10,687
Unrealized loss on equity securities (net of deferred tax benefit of $912)		—	—	—	(1,600)	—	(1,600)
Reclassification of loss included in net income (net of deferred tax benefit of $1,314)		—	—	—	2,306	—	2,306
Unrealized loss on derivative contracts (net of deferred tax benefit of $1,874)		—	—	—	(3,288)	—	(3,288)
Pension and postretirement (net of deferred taxes of $21,021)		—	—	—	36,553	—	36,553

Comprehensive income							44,658
Uncertain tax position adoption (FIN #48)		—	—	—	—	(4,921)	(4,921)
Cash dividends to shareholders ($0.92 per share)		—	—	—	—	(21,156)	(21,156)
Exercise of stock options	14,800	74	—	348	—	—	422
Repurchase of common stock	(1,500,000)	(7,500)	—	(41,216)	—	—	(48,716)
Stock-based compensation		—	—	5,649	—	—	5,649
Income tax benefits relating to stock-based compensation		—	—	110	—	—	110
Other	(15,437)	(77)	—	(351)	—	29	(399)

Balance at December 30, 2007	22,055,835	110,279	2,780	19,713	(77,277)	857,512	913,007

Net loss		—	—	—	—	(631,854)	(631,854)
Unrealized loss on derivative contracts		—	—	—	(9,510)	—	(9,510)
Pension and postretirement		—	—	—	(101,352)	—	(101,352)

Comprehensive loss							(742,716)
Cash dividends to shareholders ($0.81 per share)		—	—	—	—	(18,510)	(18,510)
Performance accelerated restricted stock	131,333	657	—	(1,602)	—	274	(671)
Stock-based compensation		—	—	5,756	—	—	5,756
Income tax benefits relating to stock-based compensation		—	—	99	—	—	99
Other	62,962	315	(21)	(2,032)	—	—	(1,738)

Balance at December 28, 2008	22,250,130	$111,251	$2,759	$21,934	$(188,139)	$207,422	$155,227

Notes to Consolidated Financial Statements begin on page 10.

Media General, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Fiscal Years Ended
	December 28, 2008	December 30, 2007	December 31, 2006 (53 weeks)
Cash flows from operating activities:
Net income (loss)	$(631,854)	$10,687	$79,042
Adjustments to reconcile net income (loss):
Depreciation	51,591	53,109	47,791
Amortization	20,270	25,341	24,842
Deferred income taxes	(272,620)	16,289	11,176
Impairment of and loss (income) on investments	4,419	34,825	(9,898)
Goodwill and other asset impairment	908,701	—	—
Provision for doubtful accounts	7,690	5,929	5,660
Insurance proceeds related to repair costs	—	19,959	—
Gain on insurance recovery	(3,250)	(17,604)	—
Net loss (gain) related to divestiture of discontinued operations	11,300	2,000	(11,029)
Change in assets and liabilities:
Retirement plan contributions	(10,000)	—	(15,000)
Retirement plan accrual	2,599	5,444	16,543
Income taxes refundable	(15,855)	(17,518)	711
Company owned life insurance (cash surrender value less policy loans)	19,137	(1,110)	(2,143)
Accounts receivable and inventory	20,710	(3,721)	(6,779)
Accounts payable, accrued expenses and other liabilities	(14,007)	(6,636)	(1,699)
Other, net	(73)	3,835	18,842

Net cash provided by operating activities	98,758	130,829	158,059

Cash flows from investing activities:
Capital expenditures	(31,517)	(78,142)	(93,896)
Purchases of businesses	(23,804)	(2,525)	(611,385)
Proceeds from sales of discontinued operations and investments	138,302	—	135,111
Insurance proceeds related to machinery and equipment	—	27,841	—
Distribution from unconsolidated affiliate	—	5,000	2,000
Funding of note receivable	(5,000)
Other, net	5,882	8,245	(2,853)

Net cash provided (used) by investing activities	83,863	(39,581)	(571,023)

Cash flows from financing activities:
Increase in debt	330,000	570,000	1,459,000
Repayment of debt	(497,523)	(588,823)	(1,027,984)
Stock repurchase	—	(48,716)	—
Debt issuance costs	(4,182)	(1,010)	(1,780)
Cash dividends paid	(18,510)	(21,156)	(21,180)
Other, net	522	743	1,861

Net cash (used) provided by financing activities	(189,693)	(88,962)	409,917

Net (decrease) increase in cash and cash equivalents	(7,072)	2,286	(3,047)
Cash and cash equivalents at beginning of year	14,214	11,928	14,975

Cash and cash equivalents at end of year	$7,142	$14,214	$11,928

Notes to Consolidated Financial Statements begin on page 10.

Media General, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1: Summary of Significant Accounting Policies

Fiscal year

The Company’s fiscal year ends on the last Sunday in December. Results for 2008 and 2007 are for the 52-week periods ended December 28, 2008 and December 30, 2007, respectively; results for 2006 are for the 53-week period ended December 31, 2006.

Principles of consolidation

The accompanying financial statements include the accounts of Media General, Inc., subsidiaries more than 50% owned and certain variable interest entities, from time to time, for which Media General, Inc. is the primary beneficiary (collectively the Company). All significant intercompany balances and transactions have been eliminated. The equity method of accounting is used for investments in companies in which the Company has significant influence; generally, this represents investments comprising approximately 20 to 50 percent of the voting stock of companies and certain partnership interests. Other investments are generally accounted for using the cost method.

Use of estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. The Company re-evaluates its estimates on an ongoing basis. Actual results could differ from those estimates.

Presentation

Certain prior-year financial information has been reclassified to conform with the current year’s presentation.

Revenue recognition

The Company’s principal sources of revenue are the sale of advertising in newspapers, the sale of newspapers to individual subscribers and distributors, and the sale of airtime on television stations. In addition, the Company sells advertising on its newspaper and television websites and portals, and derives revenues from other online activities, including an online advergaming development firm and an online shopping portal. The Company also derives revenue from the sale of broadcast equipment and studio design services. Advertising revenue is recognized when advertisements are published, aired or displayed, or when related advertising services are rendered. Newspaper advertising contracts, which generally have a term of one year or less, may provide rebates or discounts based upon the volume of advertising purchased during the terms of the contracts. Estimated rebates and discounts are recorded as a reduction of revenue in the period the advertisement is displayed. This requires the Company to make certain estimates regarding future advertising volumes. Estimates are based on various factors including historical experience and advertising sales trends. These estimates are revised as necessary based on actual volume realized. Subscription revenue is recognized on a pro-rata basis over the term of the subscription. Amounts received from customers in advance are deferred until earned. Revenues from fixed price contracts (such as studio design services or advergaming development) are recognized under the percentage of completion method, measured by actual cost incurred to date compared to estimated total costs of each contract. Commission revenues from the online shopping portal are recognized upon third-party notification of consumer purchase.

Cash and cash equivalents

Cash in excess of current operating needs is invested in various short-term instruments carried at cost that approximates fair value. Those short-term investments having an original maturity of three months or less are classified in the balance sheet as cash equivalents.

Derivatives

Derivatives are recognized as either assets or liabilities on the balance sheet at fair value. If a derivative is a hedge, a change in its fair value is either offset against the change in the fair value of the hedged item through earnings, or recognized in Other Comprehensive Income (OCI) until the hedged item is recognized in earnings. Any difference between the fair value of the hedge and the item being hedged, known as the ineffective portion, is immediately recognized in earnings in the line item “Other, net” during the period of change. For derivative instruments that are designated as cash flow hedges, the effective portion of the change in value of the derivative instrument is reported as a component of the Company’s OCI and is reclassified into earnings (interest expense for interest rate swaps and newsprint expense for newsprint swaps) in the same period or periods during which the hedged transaction affects earnings. For derivative instruments not designated as hedging instruments, the gain or loss is recognized in the Company’s current earnings during the period of change. Derivative instruments are carried at fair value on the Consolidated Balance Sheets in the applicable line item “Other assets” or “Other liabilities and deferred credits”.

Accounts receivable and concentrations of credit risk

Media General is a diversified communications company which sells products and services to a wide variety of customers located principally in the southeastern United States. The Company’s trade receivables result from its publishing, broadcast and interactive media operations. The Company routinely assesses the financial strength of significant customers, and this assessment, combined with the large number and geographic diversity of its customer base, limits its concentration of risk with respect to trade receivables. The Company maintains an allowance for doubtful accounts based on both the aging of accounts at period end and specific allocations for certain customers.

Inventories

Inventories consist principally of raw materials (primarily newsprint) and broadcast equipment, and are valued at the lower of cost or market using the specific identification method.

Self-Insurance

The Company self-insures for certain employee medical and disability income benefits, workers’ compensation costs, as well as automobile and general liability claims. The Company’s responsibility for workers’ compensation and auto and general liability claims is capped at a certain dollar level (generally $100 thousand to $500 thousand depending on claim type). Insurance liabilities are calculated on an undiscounted basis based on actual claim data and estimates of incurred but not reported claims. Estimates for projected settlements and incurred but not reported claims are based on development factors, including historical trends and data, provided by a third party.

Broadcast film rights

Broadcast film rights consist principally of rights to broadcast syndicated programs, sports and feature films and are stated at the lower of cost or estimated net realizable value. Program rights and the corresponding contractual obligations are recorded as other assets (based upon the expected use in succeeding years) and as other liabilities (in accordance with the payment terms of the contract) in the Consolidated Balance Sheets when programs become available for use. Generally, program rights of one year or less are amortized using the straight-line method; program rights of longer duration are amortized using an accelerated method based on expected useful life of the program.

Property and depreciation

Plant and equipment are depreciated, primarily on a straight-line basis, over their estimated useful lives which are generally 40 years for buildings and range from 3 to 30 years for machinery and equipment. Depreciation deductions are computed by accelerated methods for income tax purposes. Major renovations and improvements and interest cost incurred during the construction period of major additions are capitalized. Expenditures for maintenance, repairs and minor renovations are charged to expense as incurred.

Intangible and other long-lived assets

Intangibles consist of goodwill (which is the excess of purchase price over the net identifiable assets of businesses acquired), FCC licenses, network affiliations, subscriber lists, other broadcast intangibles, intellectual property, and trademarks. Indefinite-lived intangible assets are not amortized, but finite-lived intangibles are amortized using the straight-line method over periods ranging from one to 25 years (note 3). Internal use software is amortized on a straight-line basis over its estimated useful life, not to exceed five to seven years.

When indicators of impairment are present, management evaluates the recoverability of long-lived tangible and finite-lived intangible assets by reviewing current and projected profitability using undiscounted cash flows of such assets. Annually, or more frequently if impairment indicators are present, management evaluates the recoverability of indefinite-lived intangibles using estimated discounted cash flows and market factors to determine their fair value.

Income taxes

The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes, which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under the standard, the Company evaluates the need for a valuation allowance for deferred tax assets, if any.

Comprehensive income

The Company’s comprehensive income consists of net income, pension and postretirement related adjustments, unrealized gains and losses on certain investments in equity securities (including reclassification adjustments), and changes in the value of derivative contracts as well as the Company’s share of Other Comprehensive Income from its investments accounted for under the equity method.

Recent accounting pronouncements

In September 2006, the FASB issued FAS No. 157, Fair Value Measurements, which established a common definition for fair value under U.S. generally accepted accounting principles and created a framework for measuring fair value. The Company adopted FAS 157 at the beginning of 2008 for financial assets and liabilities. In February 2008, the FASB issued FASB Staff Position FAS 157-2, Effective Date of FASB Statement No. 157, which delayed the effective date of SFAS No. 157 to fiscal years beginning after November 15, 2008 for non-financial assets and liabilities that are measured on a non-recurring basis. These non-financial items include reporting units and intangible assets measured at fair value in impairment tests and non-financial assets acquired and non-financial liabilities assumed in a business combination. The Company adopted FAS 157 at the beginning of 2009 for non-financial assets and liabilities.

In June 2008, the FASB issued FASB Staff Position EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities. EITF 03-6-1 clarifies that unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents are participating securities and are to be included in the computation of earnings per share under the two-class method described in SFAS No. 128, Earnings Per Share. EITF 03-6-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008 and requires all prior-period earnings per share to be adjusted retrospectively, as reflected in these financial statements for the years ended 2008, 2007 and 2006. The adoption of EITF 03-6-1 did not have a material effect on the Company’s consolidated financial statements; prior-period earnings per share were impacted by 1% to 4%.

In December 2007, the FASB issued FASB Statement No. 141(R), Business Combinations, which amended the provisions of FAS 141 and will provide international conformity with respect to accounting for business combinations. Some of the more significant aspects of this Statement include: the acquiring entity in a business combination must recognize 100% of the assets acquired and liabilities assumed in the transaction as well as any minority interest; the acquisition date is the measurement point for all consideration; and transaction costs related to the business combination are required to be expensed. This statement is effective for fiscal years beginning after December 15, 2008. The Company expects SFAS 141(R) to have a significant impact on its accounting for future business combinations.

Note 2: Acquisitions, Dispositions and Discontinued Operations

In the third quarter of 2009, the Company sold a small magazine and its related website located in the Virginia/Tennessee Market and has reported it as a discontinued operation for all prior periods.

In 2008, the Company completed the sale of the following four TV stations that were classified as held for sale in three transactions: WTVQ in Lexington, Kentucky; WMBB in Panama City, Florida and KALB/NALB in Alexandria, Louisiana; and WNEG in Toccoa, Georgia. The Company recognized gross proceeds of $78 million, including working capital adjustments which have all been settled, and an after-tax loss of $11.3 million in 2008 and $2 million in 2007 related to these divestitures. Additionally, the Company sold WCWJ in Jacksonville, Florida in the second quarter of 2009. With the completion of the divestitures of all five stations, the Company generated proceeds of approximately $95 million. Depreciation and amortization of assets sold and held for sale ceased during the first quarter of 2008.

In the second half of 2006, the Company sold KWCH in Wichita, Kansas (including that station’s three satellites), WIAT in Birmingham, Alabama, WDEF in Chattanooga, Tennessee, and KIMT in Mason City, Iowa, to three different buyers. Gross proceeds from the divestitures were $135 million, including working capital; a net after-tax gain of $11 million was recorded. The Company facilitated these transactions as a tax-deferred, like-kind exchange in conjunction with the acquisition of four NBC stations (discussed below). Depreciation and amortization of assets sold ceased during the second quarter of 2006.

The 2008 and 2007 losses related to the 2008 station sales, and the 2006 net gain from the stations sold in that year, are shown on the face of the Consolidated Statements of Operations on the line “Net gain (loss) related to divestiture of discontinued operations (net of income taxes).” The results of these stations (as well as WCWJ and the magazine) and their associated web sites have been presented as discontinued operations in the accompanying Balance Sheets and the Statements of Operations for all periods presented. Income from discontinued operations in the accompanying Consolidated Statements of Operations for the years ended December 28, 2008, December 30, 2007 and December 31, 2006 included:

(In thousands)	2008	2007	2006
Revenues	$24,597	$41,708	$72,665
Costs and expenses	20,169	36,049	63,031

Income before income taxes	4,428	5,659	9,634
Income taxes	1,727	2,207	3,757

Income from discontinued operations	$2,701	$3,452	$5,877

As of December 28, 2008, the assets of discontinued operations consisted of $3.4 million of current and other assets, $4 million of fixed assets, and $5 million of goodwill. As of December 30, 2007, the assets of discontinued operations consisted of $9.9 million of current and other assets, $19 million of goodwill, $22.2 million of fixed assets and $56.3 million of FCC licenses and other intangibles.

In 2008, the Company made several additions to its Advertising Services operations including: DealTaker.com, an online social shopping portal that provides coupons and bargains to its users and NetInformer, a leading provider of mobile advertising and marketing services. Additionally, the Company purchased a small group of weekly newspapers in South Carolina and Richmond.com, a local news and entertainment portal.

The Company completed the acquisition of four NBC owned and operated television stations at the beginning of the third quarter of 2006 for $609 million, including transaction costs. This transaction was accounted for as a purchase and has been included in the Company’s consolidated results of operations since its date of acquisition. The stations acquired were: WNCN in Raleigh, North Carolina, WCMH in Columbus, Ohio, WVTM in Birmingham, Alabama, and WJAR in Providence, Rhode Island.

The following summary presents the Company’s unaudited pro forma consolidated results of operations for the year ended December 31, 2006 as if the acquisition of the four television stations from NBC had been completed as of the beginning of the period presented. The pro forma does not purport to be indicative of what would have occurred had the acquisition actually been made as of such date, nor is it indicative of results which may occur in the future.

(In thousands, except per share amounts)	Year Ended December 31, 2006
Revenues	$980,210

Income from continuing operations	$57,937
Income from discontinued operations	5,877
Gain on sale of discontinued operations	11,029

Net income	$74,843

Earnings per common share - assuming dilution:
Income from continuing operations	$2.38
Discontinued operations, including 2006 gain on sale of $0.46 per share	0.72

Net income	$3.10

Note 3: Intangible Assets and Impairment

Due to the continuation of challenging business conditions in the second quarter of 2008 and the market’s perception of the value of media company stocks, the Company performed an interim impairment assessment as of June 29, 2008 that resulted in the Company recording impairment in that quarter. The Company performed its annual impairment test at the beginning of the fourth quarter of 2008 with no additional impairment indicated. However, business conditions worsened during the fourth quarter, and the market’s perception of the value of media company stocks deteriorated further resulting in both another interim impairment test and additional impairment as of December 28, 2008. The Company’s long-lived assets include goodwill related to the Company’s 2008 reporting units which was based on the 2008 reporting structure (publishing, broadcast and interactive media), identifiable assets at individual television stations (including FCC licenses and network affiliation agreements) and newspapers, fixed assets, and certain other investments and assets held for sale. The Company determined that certain of these long-lived assets were impaired by measuring the estimated discounted and undiscounted cash flows expected to be generated by the assets to determine their fair value and by comparing the result to their carrying value. The determination of fair value requires the use of significant judgment and estimates about assumptions that management believes were appropriate in the circumstances although it is reasonably possible that actual performance will differ from these assumptions. The most significant assumptions include those relating to revenue growth, compensation levels, newsprint prices, discount rates and market trading multiples for broadcast and newspaper assets. As a result of this impairment testing the Company recorded non-cash impairment charges related to goodwill related to publishing operations of $512 million, FCC licenses of $289 million, network affiliation agreements of $103 million, trade names and other intangible assets of $2.2 million, and certain investments (whose impairment was other than temporary) and real estate of $5.7 million. The charge totaled $912 million ($615 million after-tax) and was included on the line items “Goodwill and other asset impairment” and “Impairment of and income (loss) on investments.”

At June 29, 2009, when the Company changed its structure to one organized primarily by geographic market (see Note 6), the carrying amount of goodwill was allocated to the new segments. Impairment tests prior to that change were performed based on goodwill balances and cash flows under the previous segment structure. Therefore, the Company is unable to reflect the reallocation of the goodwill impairment charge taken during 2008 and the prior-year goodwill balances by the current geographic segment structure.

The following table shows the change in the gross carrying amount and the accumulated amortization for intangible assets and goodwill from December 30, 2007 to December 28, 2008, including the above-mentioned impairment write-down:

	December 30, 2007		Changes			December 28, 2008
(In thousands)	Gross Carrying Amount	Accumulated Amortization	Acquisitions	Amortization Expense	Impairment Charge[1]	Gross Carrying Amount	Accumulated Amortization
Amortizing intangible assets
(including network affiliation, advertiser, programming and subscriber relationships):
Virginia/Tennessee	$61,932	$38,376	$—	$2,754	$(6,606)	$55,326	$41,130
Florida	1,055	1,055	—	—	—	1,055	1,055
Mid-South	154,929	49,702	900	7,781	(71,781)	84,048	57,483
North Carolina	20,052	8,415	—	1,176	(4,705)	15,347	9,591
Ohio/Rhode Island	29,530	3,246	—	1,260	(20,373)	9,157	4,506
Advertising services & other	2,570	1,882	4,044	699	—	6,614	2,581

Total	$270,068	$102,676	$4,944	$13,670	$(103,465)	$171,547	$116,346

Indefinite-lived intangible assets:
Goodwill	$917,521		$15,690		$(511,741)	$421,470
FCC licenses
Virginia/Tennessee	38,385		—		(12,174)	26,211
Mid-South	230,288		—		(133,343)	96,945
North Carolina	94,907		—		(66,174)	28,733
Ohio/Rhode Island	113,700		—		(77,696)	36,004

Total FCC licenses	477,280		—		(289,387)	187,893
Other	2,005		1,927		(1,760)	2,172

Total	$1,396,806		$17,617		$(802,888)	$611,535

[1]	Additionally, $5.7 million of investments and real estate were written down.

After considering the above, intangibles amortization expense is projected to be approximately $7 million in 2009, decreasing to $6 million in 2010 and 2011, to $3 million in 2012, and to $2 million in 2013.

Note 4: Investments

In the second quarter of 2008, the Company and its two equal partners completed the sale of SP Newsprint Company (SPNC) to White Birch Paper Company. The sale generated proceeds to the Company of approximately $60 million which were used to reduce debt; associated income taxes approximated $20 million. Under the purchase agreement, the partners retained liabilities for certain retirement, environmental, and income tax issues; the final post-closing working capital settlement has been referred to an arbiter and will not be finalized until 2009. In the fourth quarter of 2007, the Company recorded a pre-tax write-down to its investment in SPNC (in addition to the Company’s equity in SPNC’s net loss) of $10.7 million. In 2008, the Company recorded an additional net loss of $1.6 million based on the estimated fair values of certain post-closing items. These losses were included in the Statement of Operations in the line item “Impairment of and income (loss) on sale of investments.” The chart below presents the summarized financial information for the Company’s investment in SPNC at December 30, 2007 and for the two years then ended.

SP Newsprint Company

(In thousands)	2007
Current assets	$120,392
Noncurrent assets	349,082
Current liabilities	233,586
Noncurrent liabilities	51,842

(In thousands)	2007	2006
Net sales	$572,125	$638,377
Gross profit (loss)	(525)	84,509
Net income (loss)	(59,939)	31,562
Company’s equity in net income (loss)	(19,980)	10,521
Additional write-down of Company’s investment	(10,656)	—

The Company purchased approximately 55 thousand tons of newsprint from SPNC in 2008 at market prices, which totaled $31 million and approximated 63% of the Company’s newsprint needs; in 2007 and 2006, the Company purchased approximately 58 thousand and 57 thousand tons, respectively, of newsprint from SPNC which approximated 56% and 46% of the Company’s newsprint needs in each of those years and totaled approximately $30 million and $34 million in 2007 and 2006, respectively. The Company is committed to purchase a minimum of approximately 48 thousand, 42 thousand and 35 thousand tons of newsprint from SPNC in 2009, 2010, and 2011, respectively.

In 2008, the Company wrote-off its entire remaining investment of $1.9 million (which was included as a part of the Company’s pretax impairment charge discussed in Note 3) in a company that produces interactive entertainment including games; the Company was able to recover $.5 million of its investment in the latter part of 2008. Additionally, the Company carried this investment at fair value and recognized write-downs in 2007 and 2006 of $3.6 million and $700 thousand, respectively, to reflect its decrease in approximate fair value due to the extended period the stock price of this publicly traded security was below the Company’s carrying value.

Note 5: Long-Term Debt and Other Financial Instruments

Long-term debt at December 28, 2008, and December 30, 2007, was as follows:

(In thousands)	2008	2007
Revolving credit facility	$425,000	$595,000
Bank term loan facility	300,000	300,000
Bank lines	5,000	2,500
Capitalized lease	49	72

Long-term debt	$730,049	$897,572

The Company has a revolving credit facility as well as a $300 million variable bank term loan agreement (together the “Facilities”) both of which mature in 2011. In the fourth quarter of 2007, the Company amended the Facilities to increase the maximum leverage ratio covenant and reduce the minimum interest ratio covenant for a period of three fiscal quarters. As a result of the continuation of challenging business conditions, the Company again amended its revolving credit facility and its variable bank term loan agreement in the fourth quarter of 2008. The Company’s debt covenants require the maintenance of an interest coverage ratio in addition to a leverage ratio, as defined. Pursuant to the 2008 amendments, the maximum leverage ratio covenants were increased for the fourth quarter of 2008 and the first quarter of 2009; they will subsequently be reduced slightly for the remainder of 2009 and for the first three quarters of 2010, and will remain at a constant level thereafter. The minimum interest coverage ratio covenant was also reduced through the first quarter of 2009 and will be increased slightly for the remaining term of the Facilities. The borrowing capacity on the revolving credit facility was reduced from $1 billion to $600 million, and interest rate margins on both facilities were increased. Additional annual borrowing capacity reductions will be made based on the Company’s excess cash flow, as defined. If the leverage ratio were to exceed certain levels, the amended agreements also contain restrictions on dividends, capital spending, indebtedness, capital leases, and investments. The Company pledged its cash and assets and the capital stock of its subsidiaries as collateral. Interest rates under the Facilities are based on the London Interbank Offered Rate (LIBOR) plus a margin ranging from .3% to 3.5% (1.35% at December 28, 2008), determined by the Company’s leverage ratio. The Company pays fees (.4% at December 28, 2008) on the entire commitment of the facility at a rate also based on its leverage ratio. At the time of the latest amendment, the Company incurred approximately $4.8 million in new amendment fees and expensed $1.1 million of existing unamortized debt issuance costs. As of December 28, 2008, the Company was in compliance with all covenants and expects that the covenants will continue to be met.

At December 28, 2008, the Company had borrowings of $5 million from bank lines due within one year with an interest rate of 3.25% that were classified as long-term debt in accordance with the Company’s intention and ability to refinance these obligations on a long-term basis under existing facilities.

Long-term debt maturities during the five years subsequent to December 28, 2008, aggregating $730 million, were $5 million in 2009 and $725 million in 2011.

In the third quarter of 2006, the Company entered into several interest rate swaps as part of an overall strategy to manage interest cost and risk associated with variable interest rates, primarily short-term changes in LIBOR. These interest rate swaps are cash flow hedges with notional amounts totaling $300 million; swaps with notional amounts of $100 million will mature in 2009 and $200 million will mature in 2011. Changes in cash flows of the interest rate swaps offset changes in the interest payments on the Company’s Facilities. These swaps effectively convert the Company’s variable rate bank debt to fixed rate debt with a weighted average interest rate approximating 7.3% at December 28, 2008. The following table includes information about the Company’s derivative instruments as of December 28, 2008.

(In thousands)
Derivatives Designated as Hedging Instruments	Balance Sheet Location	Fair Value	Amount of Pre-tax Derivative Loss Recognized in 2008 OCI

Interest rate swaps	Other liabilities and deferred credits	$22,723	$9,510

The table that follows includes information about the carrying values and estimated fair values of the Company’s financial instruments at December 28, 2008, and December 30, 2007:

(In thousands)	2008	2007
Assets:
Investments
Trading	$243	$—
Available-for-sale	—	1,874
Liabilities:
Long-term debt:
Revolving credit facility	425,000	595,000
Bank term loan facility	300,000	300,000
Bank lines	5,000	2,500
Interest rate swap agreements	22,723	13,214

At times when the Company has investments with a readily determinable value and that are classified as available-for-sale, they are carried at fair value, with unrealized gains or losses, net of deferred taxes, reported as a separate component of stockholders’ equity. Trading securities are held by the supplemental 401(k) plan and are carried at fair value as described in Note 8. The carrying value of the long-term debt in the chart above approximates its fair value. The interest rate swaps are carried at fair value based on a discounted cash flow analysis (predicated on quoted LIBOR prices) of the estimated amounts the Company would have received or paid to terminate the swaps. Under the fair value hierarchy set forth by FAS 157, the Company’s interest rate swaps fall under Level 2 (Other Observable Inputs).

Note 6: Business Segments

The Company is a diversified communications company located primarily in the southeastern United States. Effective at the beginning of the third quarter of 2009, the Company changed its management structure, shifting from its three-division structure (Publishing, Broadcast, and Interactive Media) to five geographic segments (Virginia/Tennessee, Florida, Mid-South, North Carolina, Ohio/Rhode Island) along with a sixth segment that includes interactive advertising services and certain other operations. This change was undertaken to more closely connect the Company to its customers and non-customers, to accelerate its Web-first strategy, to speed decision-making, and to create and serve new market opportunities. The Company has reclassified the corresponding items of segment information for earlier periods to conform with its current structure.

Revenues for the geographic markets include revenues from 18 network-affiliated television stations, three metro newspapers, and 20 community newspapers, all of which have associated Web sites. Additionally, more than 200 specialty publications that include weekly newspapers and niche publications and the Web sites that are associated with many of these specialty publications are included in revenues for the geographic markets. Additionally, more than 200 specialty publications that include weekly newspapers and niche publications and the Web sites that are associated with many of these specialty publications. Revenues for the sixth segment, Advertising Services & Other, are generated by three interactive advertising services companies and certain other operations including a broadcast equipment and studio design company.

Management measures segment performance based on profit or loss from operations before interest, income taxes, and acquisition related amortization. Amortization of acquired intangibles is not allocated to individual segments. Intercompany sales are primarily accounted for as if the sales were at current market prices and are eliminated in the consolidated financial statements. Certain promotion in the Company’s newspapers and television stations on behalf of its online shopping portal are recognized based on incremental cost. The Company’s reportable segments are managed separately, largely based on geographic market considerations and a desire to provide services to customers regardless of the media platform or any difference in the method of delivery. In certain instances, operations have been aggregated based on similar economic characteristics.

(In thousands)	Segment Assets	Capital Expenditures	Revenues	Depreciation and Amortization	Operating Profit (loss)
2008
Virginia/Tennessee	$240,035	$10,375	$232,465	$(15,244)	$40,609
Florida	110,805	3,641	201,291	(9,905)	(1,467)
Mid-South	277,396	6,442	171,531	(14,836)	24,967
North Carolina	99,989	5,009	105,372	(7,371)	11,642
Ohio/Rhode Island	75,731	623	62,921	(3,869)	13,949
Advertising Services and Other	29,458	220	26,647	(796)	1,495
Eliminations	—	—	(2,852)	10	(1,113)

					90,082
Unallocated amounts:
Acquisition intangibles amortization	—	—		(13,670)	(13,670)
Corporate	488,436	4,698		(5,783)	(38,504)
Discontinued operations	12,402	509		—

	$1,334,252	$31,517	$797,375	$(71,464)

Interest expense					(43,449)
Impairment of and income (loss) on investments					(4,419)
Gain on insurance recovery					3,250
Goodwill and other asset impairment					(908,701)
Other					3,965

Consolidated loss from continuing operations before income taxes					$(911,446)

2007
Virginia/Tennessee	$246,306	$25,196	$265,879	$(13,043)	$64,683
Florida	102,195	8,865	253,442	(9,381)	30,299
Mid-South	503,475	18,630	180,236	(15,070)	30,252
North Carolina	179,589	5,829	110,308	(6,574)	14,204
Ohio/Rhode Island	182,665	5,336	60,578	(3,799)	10,294
Advertising Services and Other	29,469	795	34,486	(551)	(840)
Eliminations	—	—	(8,636)	31	(1,755)

					147,137
Unallocated amounts:
Acquisition intangibles amortization	—	—		(17,003)	(17,003)
Corporate	1,120,012	11,460		(7,608)	(39,061)
Discontinued operations	107,355	2,031		—

	$2,471,066	$78,142	$896,293	$(72,998)

Interest expense					(59,577)
Impairment of and income (loss) on investments					(34,825)
Gain on insurance recovery					17,604
Other					(2,119)

Consolidated income from continuing operations before income taxes					$12,156

(In thousands)	Segment Assets	Capital Expenditures	Revenues	Depreciation and Amortization	Operating Profit (loss)
2006
Virginia/Tennessee	$242,545	$17,847	$274,157	$(12,810)	$66,040
Florida	105,305	11,604	307,846	(9,695)	70,827
Mid-South	503,757	31,695	177,426	(12,373)	38,656
North Carolina	177,949	4,964	105,645	(5,531)	17,414
Ohio/Rhode Island	181,918	307	43,825	(1,694)	19,768
Advertising Services & Other	30,570	788	28,036	(2,745)	(1,143)
Eliminations	—	—	(7,719)	—	(3,094)

					208,468
Unallocated amounts:
Acquisition intangibles amortization	—	—	—	(16,233)	(16,233)
Corporate *	1,150,325	16,270	—	(5,082)	(40,998)
Discontinued operations	112,857	10,421	—	—

	$2,505,226	$93,896	$929,216	$(66,163)

Interest expense					(48,505)
Impairment of and income (loss) on investments					9,898
Other					(14,089)

Consolidated income from continuing operations before income taxes					$98,541

*	Goodwill balances of $421,470, $917,521 and $916,021 for 2008, 2007 and 2006, respectively were included in corporate assets

Note 7: Taxes on Income

Significant components of income taxes from continuing operations are as follows:

(In thousands)	2008	2007	2006
Federal	$(13,369)	$(11,303)	$23,147
State	(2,204)	(2,065)	2,082

Current	(15,573)	(13,368)	25,229

Federal	(265,911)	13,432	8,298
State	(14,234)	2,857	2,878

Deferred	(280,145)	16,289	11,176
Valuation allowance	7,527	—	—

Income taxes	$(288,191)	$2,921	$36,405

Temporary differences, which gave rise to significant components of the Company’s deferred tax liabilities and assets at December 28, 2008, and December 30, 2007, are as follows:

(In thousands)	2008	2007
Deferred tax liabilities:
Difference between book and tax bases of intangible assets	$7,630	$303,252
Tax over book depreciation	71,526	87,346
Other	626	567

Total deferred tax liabilities	79,782	391,165

Deferred tax assets:
Employee benefits	(36,688)	(37,271)
Net operating losses	(2,107)	(2,107)
Other comprehensive income items	(84,355)	(44,245)
Other	(4,270)	(5,908)

Total deferred tax assets	(127,420)	(89,531)

Net deferred tax (assets) liabilities	(47,638)	301,634
Valuation allowance	47,638	—
Deferred tax assets included in other current assets	—	9,954

Deferred tax liabilities	$—	$311,588

As of December 28, 2008, the Company established a valuation allowance against its entire net deferred tax asset of $47.6 million because cumulative pretax income in recent years was in an overall loss position primarily due to the current year impairment charges. The valuation allowance as of December 30, 2007 was zero. The majority ($40.1 million) of the valuation allowance was associated with deferred taxes on other comprehensive loss (OCL) items and therefore was recorded directly to the OCL component of Stockholders’ Equity. The remaining $7.5 million affected the Consolidated Statement of Operations. The Company believes that it is reasonably possible that this valuation allowance will be reduced significantly in the next year through normal amortization, creation of other deferred tax liabilities, and the economic stimulus proposals currently under consideration to extend and expand the NOL carryback provisions.

Reconciliation of income taxes computed at the federal statutory tax rate to actual income tax expense from continuing operations is as follows:

(In thousands)	2008	2007	2006
Income taxes computed at federal statutory tax rate	$(319,006)	$4,255	$34,489
Increase (reduction) in income taxes resulting from:
Impairment writedown of non-deductible goodwill	32,956	—	—
State income taxes, net of federal income tax benefit	(10,687)	513	3,221
Increase in deferred tax valuation allowance	7,527	—	—
Other	1,019	(1,847)	(1,305)

Income taxes	$(288,191)	$2,921	$36,405

The Company paid income taxes of $1.6 million, $6.9 million and $27.1 million, respectively, net of refunds in 2008, 2007 and 2006.

The Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109 (FIN 48), on January 1, 2007. The Company recognized an approximate $4.9 million net increase in the liability for uncertain tax positions, which was accounted for as a reduction of retained earnings, as of January 1, 2007. A reconciliation of the beginning and ending balances of the gross liability for uncertain tax positions is as follows:

(In thousands)
Balance at December 31, 2007	$15,421
Reductions based on tax positions related to the current year	(600)
Additions for tax positions for prior years	736
Reductions for tax positions for prior years	(586)

Balance at December 28, 2008	$14,971

The entire balance of the liability for uncertain tax positions would impact the effective rate (net of related asset for uncertain tax positions) if underlying tax positions were sustained or favorably settled. The Company recognizes interest and penalties accrued related to uncertain tax positions in the provision for income taxes. At December 28, 2008, the liability for uncertain tax positions included approximately $5.9 million of estimated interest and penalties.

For federal tax purposes, the Company’s tax returns have been audited or closed by statute through 2004 and remain subject to audit for years 2005 and beyond. The Company has various state income tax examinations ongoing and at varying stages of completion, but generally its state income tax returns have been audited or closed to audit through 2004.

Note 8: Common Stock and Stock Options

Holders of the Class A common stock are entitled to elect 30% of the Board of Directors and, with the holders of Class B common stock, also are entitled to vote on the reservation of shares for stock awards and on certain specified types of major corporate reorganizations or acquisitions. Class B common stock can be converted into Class A common stock on a share-for-share basis at the option of the holder. Both classes of common stock receive the same dividends per share.

Under the Company’s Long-Term Incentive Plan (LTIP), the Company has historically granted stock-based awards to key employees in the form of nonqualified stock options (Non-Qualified Stock Option Plan) and non-vested shares (Performance Accelerated Restricted Stock Plan (PARS)). At the Company’s 2006 Annual Meeting, amendments, including one allowing for additional shares to be made available for future awards, were not approved. Consequently, the Company did not grant additional stock options or PARS in 2007. The Company resumed this practice in 2008 after amendments to the LTIP were approved at the 2007 Annual Stockholder Meeting. In the first quarter of 2007 in order to maintain long-term compensation objectives for key employees, the Board adopted the Stock Appreciation Rights (SARs) Plan and approved grants of individual awards thereunder on January 31, 2007.

The LTIP is administered by the Compensation Committee and permits the grant of share options and shares to its employees. At December 28, 2008, a combined 1,412,522 shares remained available for grants of PARS (no more than 320,558) and stock options under the LTIP. Grant prices of stock options are equal to the fair market value of the underlying stock on the date of grant. Unless changed by the Compensation Committee, options are exercisable during the continued employment of the optionee but not for a period greater than ten years and not for a period greater than one year after termination of employment; they generally become exercisable at the rate of one-third each year from the date of grant. For awards granted prior to 2006, the optionee may exercise any option in full in the event of death or disability or upon retirement after at least ten years of service with the Company and after attaining age 55. For awards granted in 2006 and thereafter, the optionee must be 63 years of age, with ten years of service, and must be an employee on December 31 of the year of grant in order to be eligible to exercise an award upon retirement. The Company has options for approximately 60,000 shares outstanding under former plans with slightly different exercise terms.

The Company valued stock options granted in 2008 and 2006 using a binomial lattice valuation method. The volatility factor was estimated based on the Company’s historical volatility over the contractual term of the options. The Company also used historical data to derive the option’s expected life. The risk-free interest rate was based on the U.S. Treasury yield curve in effect at the date of grant. The dividend yield was predicated on the current annualized dividend payment and the average stock price over the year prior to the grant date. The key assumptions used to value stock options granted in 2008 and 2006 and the resulting grant date fair values are summarized below:

	2008	2006
Risk-free interest rate	3.31%	4.40%
Dividend yield	2.90%	1.40%
Volatility factor	29.00%	28.00%
Expected life (years)	6.50	6.60
Exercise price	$20.30	$49.66
Grant date fair value	$4.88	$15.50

The following is a summary of option activity for the year ended December 28, 2008:

(In thousands, except per share amounts)	Shares	Weighted- Average Exercise Price	Weighted-Average Remaining Contractual Term (in years)*	Aggregate Intrinsic Value
Outstanding-beginning of year	1,869	$54.54
Granted	600	20.30
Exercised	—	—
Forfeited or expired	(246)	49.31

Outstanding-end of year	2,223	$45.88	6.0	$—

Outstanding-end of year less estimated forfeitures	2,195	$46.17	6.0	$—

Exercisable - end of year	1,524	$55.03	4.7	$—

*	Excludes 900 options which are exercisable during the lifetime of the optionee and 61,000 options which are exercisable during the continued employment of the optionee and for a three-year period thereafter

The Company recognized non-cash compensation expense related to stock options of approximately $3.3 million ($2.1 million after-tax), $3.4 million ($2.2 million after-tax), and $5.6 million ($3.6 million after-tax) for 2008, 2007 and 2006, respectively. As of December 28, 2008, there was $1.5 million of total unrecognized compensation cost related to stock options expected to be recognized over a weighted-average period of approximately 2 years.

As indicated earlier, the Company granted SARs in lieu of stock options in 2007. A SAR, which is settled in cash and designed to help align key employees’ interests with those of the Company’s stockholders, provides the grantee the ability to benefit from appreciation in the value of the Company’s Class A Common Stock. The amount realized upon exercise of a SAR is the difference between the fair market value of Class A Common Stock on the date of grant and the fair market value of Class A Common Stock on the date of exercise, subject to a maximum increase in value of 100%. SARs vest ratably over a three-year period from the date of grant and have a maximum five-year term. SARs vest immediately upon the grantee’s death or disability during employment or upon retirement after age 63 with ten years of service provided that the grantee is employed on December 31 of the year in which the SAR was granted. Upon termination of employment, the grantee has up to 12 months thereafter to exercise any vested SAR.

The Company granted 512,600 SARs with an exercise price of $40.01 in the first quarter of 2007 at a grant-date fair value of $8.79 using a binomial lattice valuation method. Each quarter, the Company records compensation expense or benefit ratably over the service period and adjusts for changes in the fair value of SARs. Due to the decline in the Company’s stock price since the grant date, the cumulative compensation cost related to SARs is nominal. However, stock prices approaching the exercise price would cause the compensation cost recognized to be higher due to the variable nature of expense under the SARs Plan.

Certain executives are eligible for Performance Accelerated Restricted Stock (PARS), which vests over a ten-year period. If certain earnings targets are achieved (as defined in the plan) vesting may accelerate to either a three, five or seven year period. The recipient of PARS must remain employed by the Company during the vesting period. PARS is awarded at the fair value of Class A shares on the date of the grant. All restrictions on PARS granted prior to 1999 have been released. The following is a summary of PARS activity for the year ended December 28, 2008:

(In thousands, except per share amounts)	Shares	Weighted- Average Grant Date Fair Value
Nonvested balance - beginning of year	441	$56.24
Granted	245	20.30
Restrictions released	(104)	53.15
Forfeited	(74)	50.04

Nonvested balance - end of year	508	$40.42

As of the end of 2008, there was $9.4 million of total unrecognized compensation cost related to PARS under the LTIP; that cost is expected to be recognized over a weighted-average period of approximately 6.8 years. The amount recorded as expense in 2008, 2007 and 2006, was $2 million ($1.3 million after-tax), $1.8 million ($1.5 million after-tax), and $2.6 million ($2.2 million after-tax), respectively. During 2008, 103,873 PARS with a fair value of $1.4 million had restrictions released upon the retirement of a participant.

The Company has maintained a Supplemental 401(k) Plan (the Plan) for many years which allows certain employees to defer salary and obtain Company match where federal regulations would otherwise limit those amounts. The Company is the primary beneficiary of the variable interest entity that holds the Plan’s investments and consolidates the Plan accordingly. With certain 2008 amendments to the Plan, participants will now receive cash payments upon termination of employment, and participants age 55 and above can now choose from a range of investment options including the Company’s Class A common stock fund. The Plan’s liability ($.4 million at December 28, 2008) to participants is adjusted to its fair value each reporting period. The Plan’s investments ($.2 million at December 28, 2008), other than its Class A common stock fund, are considered trading securities, reported as assets, and are adjusted to fair value each reporting period. Investments in the Class A common stock fund are measured at historical cost and are recorded as a reduction of additional paid-in capital. Consequently, fluctuations in the Company’s stock price will have an impact on the Company’s net income when the liability is adjusted to fair value and the common stock fund remains at historical cost. The Company recognized a benefit of $1.7 million ($1.1 million after-tax) in 2008 under the Plan due to the decrease in the Company’s stock price. The Company has suspended the match on the Plan from April 1, 2009 through December 31, 2009.

Each member of the Board of Directors that is neither an employee nor a former employee of the Company (an Outside Director) participates in the Directors’ Deferred Compensation Plan. The plan provides that each Outside Director shall receive half of his or her annual compensation for services to the Board in the form of Deferred Stock Units (DSU); each Outside Director additionally may elect to receive the balance of his or her compensation in either cash, DSU, or a split between cash and DSU. Other than dividend credits, deferred stock units do not entitle Outside Directors to any rights due to a holder of common stock. DSU account balances may be settled after the Outside Director’s retirement date by a cash lump-sum payment, a single distribution of common stock, or annual installments of either cash or common stock over a period of up to ten years. The Company records expense annually based on the amount of compensation paid to each director as well as recording an adjustment for changes in fair value of DSU. In 2008, 2007, and 2006, the Company recognized benefits of $1 million ($.6 million after-tax), $.5 million ($0.3 million after-tax), and $.4 million ($.2 million after-tax), respectively, under the plan due to the decrease in fair value of DSU.

Because both the Supplemental 401(k) Plan and the Director’s Deferred Compensation Plan were designed to align the interest of participants with those of shareholders, fluctuations in stock price have an effect on the expense recognized by the Company. Each $1 change in the Company’s stock price as of December 28, 2008 would have adjusted the Company’s pre-tax income by approximately $.3 million.

In the second quarter of 2007, the Company entered into an accelerated share repurchase program with an investment bank. Under this program, the investment bank delivered 1.5 million shares of Class A Common Stock to the Company for approximately $57 million ($38.10 per share). Those shares were immediately retired and accounted for as a reduction of stockholders’ equity. The share repurchase was funded with borrowings under the Company’s existing credit agreements. As part of the transaction, the Company entered into a forward contract with the investment bank. The forward contract was settled in the third quarter and included a price adjustment based on the volume weighted-average price of the Company’s Class A Common Stock, as defined in the agreement. After this adjustment, the final share repurchase totaled $48.7 million ($32.48 per share).

Note 9: Retirement Plans

The Company has a funded, qualified non-contributory defined benefit retirement plan which covers substantially all employees hired before January 1, 2007, and non-contributory unfunded supplemental executive retirement and ERISA excess plans which supplement the coverage available to certain executives. The Company also has a retiree medical savings account (established as of the beginning of 2007) which reimburses eligible employees who retire from the Company for certain medical expenses. In addition, the Company also has an unfunded plan that provides certain health and life insurance benefits to retired employees who were hired prior to 1992. The previously mentioned plans are collectively referred to as the “Plans”. The measurement date for the Plans is the Company’s fiscal year end.

In 2006, the Company redesigned its defined benefit and defined contribution retirement plans effective January 1, 2007, and added certain new employee benefit programs. These changes reduced the volatility of future pension expense while continuing to provide competitive retirement benefits to employees. The changes included freezing the service accrual in the current defined benefit retirement plan for existing employees (while closing this plan to new employees), increasing the maximum Company match in the current 401(k) defined contribution plan to 5% from 4% of an employee’s earnings, adding a profit sharing component to the 401(k) plan, and establishing a retiree medical savings account.

Benefit Obligations

The following table provides a reconciliation of the changes in the Plans’ benefit obligations for the years ended December 28, 2008, and December 30, 2007:

	Pension Benefits		Other Benefits
(In thousands)	2008	2007	2008	2007
Change in benefit obligation:
Benefit obligation at beginning of year	$408,293	$437,267	$47,748	$50,995
Service cost	944	1,096	415	491
Interest cost	26,125	24,995	3,011	2,943
Participant contributions	—	—	1,454	1,121
Plan amendments	—	(18)	—	2,189
Actuarial (gain) loss	258	(38,239)	(7,008)	(6,828)
Benefit payments, net of subsidy	(18,065)	(16,808)	(4,068)	(3,163)

Benefit obligation at end of year	$417,555	$408,293	$41,552	$47,748

The accumulated benefit obligation at the end of 2008 and 2007 was $368 million and $349 million, respectively. The Company’s policy is to fund benefits under the supplemental executive retirement, excess, and all postretirement benefits plans as claims and premiums are paid. As of December 28, 2008 and December 30, 2007, the benefit obligation related to the supplemental executive retirement and ERISA excess plans included in the preceding table was $48.6 million and $46.4 million, respectively. The Plans’ benefit obligations were determined using the following assumptions:

	Pension Benefits		Other Benefits
	2008	2007	2008	2007
Discount rate	6.50%	6.50%	6.50%	6.50%
Compensation increase rate	4.00	4.00	4.00	4.00

A 9.0% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2008 (9.5% for 2007). This rate was assumed to decrease gradually each year to a rate of 5% in 2015 and remain at that level thereafter. These rates have an effect on the amounts reported for the Company’s postretirement obligations. A one-percentage point increase or decrease in the assumed health care trend rates would change the Company’s accumulated postretirement benefit obligation by approximately $800 thousand, and the Company’s net periodic cost by less than $100 thousand.

Plan Assets

The following table provides a reconciliation of the changes in the fair value of the Plans’ assets for the years ended December 28, 2008, and December 30, 2007:

	Pension Benefits		Other Benefits
(In thousands)	2008	2007	2008	2007
Change in plan assets:
Fair value of plan assets at beginning of year	$308,408	$297,622	$—	$—
Actual return on plan assets	(93,105)	25,860	—	—
Employer contributions	11,811	1,734	2,963	2,524
Participant contributions	—	—	1,454	1,121
Benefit payments	(18,065)	(16,808)	(4,417)	(3,645)

Fair value of plan assets at end of year	$209,049	$308,408	$—	$—

The asset allocation for the Company’s funded retirement plan at the end of 2008 and 2007, and the asset allocation range for 2009, by asset category, are as follows:

	Asset Allocation Range		Percentage of Plan Assets at Year End
Asset Category	2009		2008	2007
Equity securities	45	%-75%	64%	73%
Fixed income securities	25	%-45%	36%	27%

Total			100%	100%

As plan sponsor of the funded retirement plan, the Company’s investment strategy is to achieve a rate of return on the plan’s assets that, over the long-term, will fund the plan’s benefit payments and will provide for other required amounts in a manner that satisfies all fiduciary responsibilities. A determinant of the plan’s returns is the asset allocation policy. The Company’s investment policy provides absolute ranges (45%-75% equity, 25%-45% fixed income) for the plan’s long-term asset mix. The Company periodically (at least annually) reviews and rebalances the asset mix if necessary. The Company also reviews the plan’s overall asset allocation to determine the proper balance of securities by market capitalization, value or growth, U.S., international or global, or the addition of other asset classes. Periodically, the Company evaluates each investment manager to determine if that manager has performed satisfactorily when compared to the defined objectives, similarly invested portfolios, and specific market indices.

Funded Status

The following table provides a statement of the funded status of the Plans at December 28, 2008, and December 30, 2007:

	Pension Benefits		Other Benefits
(In thousands)	2008	2007	2008	2007
Amounts recorded in the balance sheet:
Current liabilities	$(1,735)	$(1,660)	$(2,652)	$(3,466)
Noncurrent liabilities	(206,771)	(98,225)	(38,900)	(44,282)

Net amount recognized	$(208,506)	$(99,885)	$(41,552)	$(47,748)

The following table provides a reconciliation of the Company’s accumulated other comprehensive income prior to any deferred tax effects:

	Pension Benefits			Other Benefits
(In thousands)	Net actuarial loss	Prior service (credit) cost	Total	Net actuarial gain	Prior service (credit) cost	Total
December 30, 2007	$95,937	$(224)	$95,713	$(6,741)	$15,269	$8,528
Current year change	113,735	54	113,789	(6,632)	(1,721)	(8,353)

December 28, 2008	$209,672	$(170)	$209,502	$(13,373)	$13,548	$175

The Company anticipates recognizing $6.5 million of actuarial loss and $1.7 million of prior service cost, both of which are currently in accumulated other comprehensive income, as a component of its net periodic cost in 2009.

Expected Cash Flows

The following table includes amounts that are expected to be contributed to the Plans by the Company and amounts the Company expects to receive in Medicare subsidy payments. It reflects benefit payments that are made from the Plans’ assets as well as those made directly from the Company’s assets and includes the participants’ share of the costs, which is funded by participant contributions. The amounts in the table are actuarially determined and reflect the Company’s best estimate given its current knowledge; actual amounts could be materially different.

(In thousands)	Pension Benefits	Other Benefits	Medicare Subsidy Receipts
Employer Contributions
2009 (expectation) to participant benefits	$16,735	$2,737	$—
Expected Benefit Payments / Receipts
2009	18,297	3,140	(403)
2010	19,236	3,254	(411)
2011	20,722	3,510	(416)
2012	22,253	3,831	(422)
2013	23,885	4,183	(433)
2014-2018	139,829	21,640	(2,358)

Net Periodic Cost

The following table provides the components of net periodic benefit cost for the Plans for fiscal years 2008, 2007, and 2006:

	Pension Benefits			Other Benefits
(In thousands)	2008	2007	2006	2008	2007	2006
Service cost	$944	$1,096	$14,535	$415	$491	$396
Interest cost	26,125	24,995	25,235	3,011	2,943	2,559
Expected return on plan assets	(25,898)	(24,808)	(25,306)	—	—	—
Amortization of prior-service (credit) cost	(53)	(53)	11	1,721	1,721	1,182
Amortization of net loss (gain)	5,525	8,296	7,412	(377)	(74)	—
Curtailment loss	—	—	497	—	—	—

Net periodic benefit cost	$6,643	$9,526	$22,384	$4,770	$5,081	$4,137

The net periodic costs for the Company’s pension and other benefit plans were determined using the following assumptions:

	Pension Benefits		Other Benefits
	2008	2007	2008	2007
Discount rate	6.50%	6.00%	6.50%	6.00%
Expected return on plan assets	8.50	8.50	—	—
Compensation increase rate	4.00	4.00	4.00	4.00

The reasonableness of the expected return on the funded retirement plan assets was determined by four separate analyses: 1) review of 10 years of historical data of portfolios with similar asset allocation characteristics done by a third party, 2) analysis of 20 years of historical performance assuming the current portfolio mix and investment manager structure done by a third party, 3) review of the Company’s actual portfolio performance over the past 5 years, and 4) projected portfolio performance for 10 years, assuming the plan’s asset allocation range, done by a third party. Net periodic costs for 2009 will use a discount rate of 6.5%, an expected rate of return on plan assets of 8.25%, and a compensation increase rate of 4%.

The Company also sponsors a 401(k) plan covering substantially all employees under which the Company matches 100% of participant pretax contributions up to a maximum of 5% of the employee’s salary. Eligible account balances may be rolled over from a prior employer’s qualified plan. Contributions charged to expense under the plan were $10.3 million, $16.4 million (including profit sharing) and $8.7 million in 2008, 2007 and 2006, respectively. The Company has suspended this match from April 1, 2009 through December 31, 2009.

Note 10: Earnings Per Share

The following chart is a reconciliation of the numerators and the denominators of the basic and diluted per share computations for income from continuing operations as presented in the Consolidated Statements of Operations.

	2008			2007			2006
(In thousands, except per share amounts)	Income (Numerator)	Shares (Denominator)	Per Share Amount	Income (Numerator)	Shares (Denominator)	Per Share Amount	Income (Numerator)	Shares (Denominator)	Per Share Amount
Basic and Diluted EPS
Income (loss) from continuing operations	$(623,255)			$9,235			$62,136

Distributed and undistributed earnings attributable to participating securities	(504)			(421)			(1,685)

Income (loss) from continuing operations allocable to common stockholders	$(623,759)	22,113	$(28.21)	$8,814	22,656	$0.39	$60,451	23,597	$2.56

Note 11: Commitments, Contingencies and Other

Broadcast film rights

Over the next 6 years the Company is committed to purchase approximately $35.4 million of program rights that currently are not available for broadcast, including programs not yet produced. If such programs are not produced, the Company’s commitment would expire without obligation.

Capital commitments

The Company currently has several projects underway including the replacement of a centralized traffic system in its broadcast properties, as well as upgrading certain press equipment in the Virginia/Tennesse, Florida and North Carolina markets. Remaining commitments on these projects at December 28, 2008, totaled approximately $6 million.

Lease obligations

The Company rents certain facilities and equipment under operating leases. These leases extend for varying periods of time ranging from one year to more than twenty years and in many cases contain renewal options. Total rental expense from continuing operations amounted to $7.9 million in 2008, $8 million in 2007, and $6.9 million in 2006. Minimum rental commitments for continuing operations under operating leases with noncancelable terms in excess of one year are as follows: 2009 – $6.9 million; 2010 – $6.1 million; 2011 – $4.8 million; 2012 – $3.5 million; 2013 – $1.8 million; subsequent years – $8.1 million.

Interest

In 2008, 2007 and 2006, the Company’s interest expense related to continuing operations was $43.4 million (net of $.2 million capitalized), $59.6 million (net of $1.4 million capitalized) and $48.5 million (net of $1 million capitalized), respectively. Interest paid during 2008, 2007 and 2006, net of amounts capitalized, was $41.3 million, $58.3 million and $48.4 million, respectively.

Other current assets

Other current assets included program rights of $15.4 million and $14.3 million at December 28, 2008, and December 30, 2007, respectively.

Accrued expenses and other current liabilities

Accrued expenses and other current liabilities consisted of the following:

(In thousands)	2008	2007
Payroll and employee benefits	$29,339	$34,391
Unearned revenue	20,837	21,213
Fire damage repair costs received in advance (see below)	1,330	14,428
Program rights	14,876	13,673
Other	19,909	18,048

Total	$86,291	$101,753

Insurance Recovery

In the second quarter of 2007, one of three presses at the Company’s Richmond Times-Dispatch printing facility caught fire; damage to the remainder of the facility was minimal and the remaining presses were back in operation the next day. In the fourth quarter of 2007, the Company reached a settlement with the insurance company and received cash of $47.7 million which covered the damaged press as well as the Company’s clean-up and repair costs. A portion of that settlement related to repair and clean-up costs in subsequent years. In 2007, the Company wrote off the net book value of the destroyed equipment totaling $10.2 million and recorded a gain of $17.6 million due to the insured value of the property exceeding its net book value. In 2008, the Company identified a more cost-effective method to clean the equipment and remediate the facility than previously anticipated, and consequently, recorded pre-tax gains of $3.3 million related to the insurance settlement. Gains in both years were recorded on the Statements of Operations in the line item “Gain on insurance recovery.”

Other

The FCC has mandated a reallocation of a portion of the broadcast spectrum to others, including Sprint/Nextel. According to the FCC order, broadcasters must surrender their old equipment to prevent interference within a narrowed broadcasting frequency range. In exchange for the relinquished equipment, Sprint/Nextel has been providing broadcasters with new digital equipment and reimbursing associated out-of-pocket expenses. Over the next year, Sprint/Nextel will continue to provide the Company with new equipment which is capable of meeting the narrowed broadcasting frequency criteria. The Company recorded gains of $5.2 million in 2008 and $.9 million in 2007 in the line item “Selling, general and administrative” on the Consolidated Statements of Operations and anticipates recording additional gains approaching $2.5 million in total over the next year relating to the new equipment.

Severance

In an effort to better align its costs with current revenue opportunities, the Company implemented cost-reduction plans which included voluntary and non-voluntary separation programs. These work-force reductions were in response to a general economic downturn, and particularly, to the deep housing-induced recession in the Florida market. As the Company reduced its workforce, severance costs of $10.9 million, $3 million, and $1 million were included in operating expenses for 2008, 2007, and 2006, respectively. Accrued severance costs are included in “Accrued expenses and other liabilities” on the Consolidated Balance Sheet. The following summarized the activity in accrued severance for these work-force reductions:

(In thousands)	Virginia/ Tennessee	Florida	Mid- South	North Carolina	Ohio/ Rhode Island	Advertising Services & Other	Corporate	Consolidated
Accrued severance-12/31/2006	$—	$—	$—	$—	$—	$—	$—	$—
Severance expense	341	1,594	212	156	41	459	154	2,957
Severance payments	(332)	(1,332)	(212)	(156)	(41)	(301)	(154)	(2,528)

Accrued severance-12/30/2007	9	262	—	—	—	158	—	429

Severance expense	1,474	4,939	1,445	712	1,124	301	913	10,908
Severance payments	(613)	(3,679)	(359)	(329)	(217)	(238)	(746)	(6,181)

Accrued severance-12/28/2008	$870	$1,522	$1,086	$383	$907	$221	$167	$5,156

Note 12: Revised Financial Information

The Consolidated Balance Sheet and Consolidated Statement of Operations and Notes 1, 2, 3, 6, 7 and 11 have been revised for the effects of the Company’s change in segments, the reporting as a discontinued operation of the sale of a small Virginia magazine and related web site, and to add detail to severance disclosures. Because these statements are being filed subsequent to the adoption of FASB Staff Position EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities, the Company has also revised its calculation of earnings per share on the Statements of Operations and in Notes 2 and 10.

Schedule II - Valuation and Qualifying Accounts and Reserves

Fiscal Years Ended December 28, 2008, December 30, 2007, and December 31, 2006

(in thousands)	Balance at beginning of period (a)	Additions charged to expense-net (a)	Additions charged to other comprehensive loss	Deductions net (a)	Transfers (b)	Balance at end of period (a)
2008
Allowance for doubtful accounts	$5,981	$7,852	$—	$(9,002)	$1,130	$5,961

Deferred tax asset valuation allowance (c)	$—	$7,527	$40,111	$—	$—	$47,638

2007
Allowance for doubtful accounts	$6,422	$5,944	$—	$(6,416)	$31	$5,981

2006
Allowance for doubtful accounts	$5,736	$5,819	$—	$(5,307)	$174	$6,422

(a)	Amounts presented for continuing operations for all periods.
(b)	Amounts associated with acquisitions of businesses.
(c)	The Company established a valuation allowance against its entire net deferred tax asset in 2008 (see Note 7 of the audited financial statements).